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                                                                    EXHIBIT  11

                                 VALUJET, INC.

                     COMPUTATION OF EARNINGS PER SHARE (1)
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                                                      Three Months Ended June 30,   Six Months Ended June 30,
                                                      ---------------------------   --------------------------
                                                          1995           1996           1995         1996
                                                      ---------------------------   --------------------------
PRIMARY:
Weighted average common and common
 equivalent shares outstanding during the period
                                                         54,452,484    54,663,481     53,835,144   54,625,265

Net effect of dilutive stock options and stock
 warrants - based on the treasury stock method            4,939,914            --      5,579,464    4,962,185
                                                       -------------------------------------------------------
Total common and common equivalent shares                59,392,398    54,663,481     59,414,608   59,587,450
                                                       =======================================================

Net income (loss)                                       $16,860,044   $(9,573,884)   $25,930,656  $ 1,092,890
                                                       =======================================================

Net income per share                                    $     40.28   $     (0.18)   $      0.44  $      0.02
                                                       =======================================================

FULLY DILUTED:
Weighted average common and common
 equivalent shares outstanding during the
 period                                                  54,452,484    54,663,481     53,835,144   54,625,265
                                                       -------------------------------------------------------

Net effect of dilutive stock options and stock
 warrants - based on the treasury stock method            5,011,656            --      5,709,520    5,004,314
                                                       =======================================================

Total common and common equivalent shares                59,464,140    54,663,481     59,544,664   59,629,579

Net income                                              $16,860,044   $(9,573,884)   $25,930,656  $ 1,092,890
                                                       =======================================================

Net income per share                                    $      0.28   $     (0.18)   $      0.44  $      0.02
                                                       =======================================================
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   (1)Common and common equivalent shares and net income per share have been restated to reflect two two-for-one  stock splits payable in the form of stock dividends on April 10, 1995 and November 21, 1995.